Exhibit 3.1A

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          IMCLONE SYSTEMS INCORPORATED

                Under Section 242 of the General Corporation Law
                            of the State of Delaware

      The undersigned, being the Executive Vice President of IMCLONE SYSTEMS INCORPORATED, a Delaware corporation (the "Corporation") DOES HEREBY CERTIFY as follows:

      FIRST: The Certificate of Incorporation of the Corporation is hereby amended so that Article FOURTH (a) shall read in its entirety as follows:

            "FOURTH: (a) The total number of shares of capital stock which the Corporation shall have the authority to issue is sixty million (60,000,000) shares of Common Stock with a par value of one tenth of one cent ($.001) per share and four million (4,000,000) shares of Preferred Stock with a par value of one dollar ($1.00) per share."

      SECOND: That such amendment was duly adopted by the Board of Directors of the Corporation and by the Stockholders of the Corporation in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of the Corporation has been signed, and the statements made herein affirmed as true under the penalties of perjury, this 2nd day of June 1999.


                                                     /s/Harlan W. Waksal
                                                     ------------------------
                                                     Harlan W. Waksal,
                                                     Executive Vice President


Attest:/s/ John  B. Landes
       -------------------------
       John B. Landes, Secretary